Exhibit 99.2

Rosetta Resources Inc. Announces Executive Leadership Changes

HOUSTON, TEXAS, Feb. 26, 2013 (GLOBE NEWSWIRE) -- Rosetta Resources Inc. (Nasdaq: ROSE) (“Rosetta” or the “Company”) today announced several changes in leadership at the Company that will be effective on February 26, 2013.  Randy L. Limbacher is resigning as its Chairman, Chief Executive Officer and President.  Mr. Limbacher has served as Rosetta’s Chief Executive Officer and President since 2007.  Mr. Limbacher will be succeeded as Chairman, Chief Executive Officer and President by James E. Craddock, who has served as Rosetta’s Senior Vice President of Drilling and Production Operations.  In addition, John D. Clayton will be appointed as Executive Vice President and Chief Operating Officer, who has previously served as Rosetta’s Senior Vice President of Asset Development.  John E. Hagale will remain Executive Vice President and Chief Financial Officer of the Company and will report to Mr. Craddock.  Mr. Limbacher will remain with the Company until April 2013 to provide transitional support for the change in leadership at the Company.

“We are grateful to Randy for his leadership of Rosetta since joining the Company” said Phil Frederickson, Lead Director of the Board of Directors of Rosetta.  “Over the last six years, Randy led a dramatic restructuring of the Company’s business, with a transition from exploring for conventional resources to developing unconventional resources plays.  These efforts have culminated in our leading position in the Eagle Ford shale in South Texas and resulted in record growth in production, reserves and cash flows for the Company in 2012.  Through his leadership, we are now in a strong position for sustainable growth in the future. On behalf of the board and the entire organization, we thank Randy for his many contributions to the Company and look forward to continued execution of our strategy and business under Jim’s leadership in the future.”

Randy Limbacher stated, “I am proud to have been able to work with a talented group of employees at Rosetta over the years.  We have done a lot together to restructure and grow the Company.  When I initially took the job back in 2007, I committed to lead these efforts for about five or six years.  The Company has grown significantly over that time period and is poised for future growth.  Rosetta has reached an important transition point and the time has come to transfer the leadership of the Company as we enter this next phase.  Fortunately, Jim Craddock who has played an integral role in guiding Rosetta to this point in our evolution has agreed to lead the Company going forward.  I have worked with Jim for over 25 years, including five years at Rosetta.  He knows the business extremely well and, together with John Clayton, John Hagale, and the rest of our leadership team, he will provide a seamless transition in the leadership of the Company.”

“I am excited about this new opportunity, including the great prospects going forward for our Company” stated Mr. Craddock.  “We will continue to be an industry leader in the efficient development of our Eagle Ford assets.  At the same time, we will focus on adding new capital project inventory, both in South Texas and in other basins, so that we can deploy the free cash flow we anticipate will be generated by our Eagle Ford assets.  Although we will greatly miss Randy, we have a strong management team and a great set of employees in place to execute our strategy and continue to grow the business in the years ahead.”

Jim Craddock joined Rosetta as Vice President, Drilling and Production Operations in April 2008 and was named Senior Vice President, Drilling and Production Operations in January 2011. Mr. Craddock has more than 30 years of industry experience in exploration and production operations, including reservoir and production engineering and unconventional oil and gas exploitation.  Prior to joining Rosetta, he was Chief Operating Officer for BPI Energy, Inc., an exploration and production start-up company focused on coal-bed methane development.  For more than 20 years, he previously held technical and management positions of increasing authority with Burlington Resources. He began his industry career with Superior Oil Company.  He received a Bachelor of Science degree in Mechanical Engineering from Texas A&M University.

John Clayton joined Rosetta as Vice President, Asset Development in March 2008 and was named a Senior Vice President in January 2011. Mr. Clayton has more than 25 years of industry experience including reservoir, production and drilling engineering, as well as business development activities related to strategic planning, mergers, acquisitions and joint ventures.  Prior to joining Rosetta, he held various leadership and managerial positions with Burlington Resources and ConocoPhillips.  Mr. Clayton has a Bachelor of Science degree in Petroleum Engineering from Louisiana State University. He is a member of the Board of Directors of Junior Achievement of Southeast Texas.

Rosetta Resources Inc. is an independent exploration and production Company engaged in the acquisition and development of onshore energy resources in the United States of America.  The Company holds a leading position in the Eagle Ford area in South Texas, one of the nation's largest unconventional resource plays.  Rosetta is a Delaware Corporation based in Houston, Texas.

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Forward-Looking Statements

All statements, other than statements of historical fact, included in this press release are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Rosetta Resources Inc. and its subsidiaries (the “Company”) and its management. These forward-looking statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those herein described. Accordingly, recipients are cautioned that these forward-looking statements are not guarantees of future performance. Please refer to the Company’s risks, uncertainties and assumptions as it discloses from time to time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which can be found on the Company’s website at www.rosettaresources.com.  The Company undertakes no duty to update the information contained herein except as required by law.

Investor Contact:

Don O. McCormack
Vice President, Treasurer and Chief Accounting Officer
Rosetta Resources Inc.
info@rosettaresources.com